 As Filed Pursuant to 424(b)(5)
 Registration No. 333-237094

PROSPECTUS SUPPLEMENT
(To Prospectus Dated March 11, 2020)

Novavax, Inc.

$250,000,000 of Common Stock

This prospectus supplement relates to the issuance and sale of up to $250,000,000 of our common stock from time to time through or to our sales agent, B. Riley FBR, Inc., or BRFBR. We have entered into a sales agreement with BRFBR relating to the shares of our common stock offered by this prospectus supplement.

You should read this prospectus supplement, including any information incorporated herein by reference, carefully before you invest.

Our common stock is quoted on the Nasdaq Global Select Market, or Nasdaq, under the symbol “NVAX”. On May 15, 2020 the closing price of our common stock as reported on Nasdaq was $43.63 per share.

Sales of shares of our common stock, if any, under this prospectus supplement may be made by any method deemed to be an “at the market offering” as defined in Rule 415 under the Securities Act of 1933, as amended. There is no arrangement for funds to be received in any escrow, trust or similar arrangement.

Unless we and BRFBR otherwise agree, we will pay BRFBR a commission of up to 2.0% of the gross proceeds of the sales price per share. The net proceeds to us that we receive from sales of our common stock will depend on the number of shares actually sold and the offering price for such shares. Based on the closing price of our common stock on May 15, 2020 because we are limited to the sale of common stock with gross proceeds aggregating $250,000,000, the maximum number of shares we could sell would be 5,730,002. We estimate the maximum total expenses of this offering will be approximately $5,050,000. If 5,730,002 shares of common stock were sold at $43.63, the closing price per share on May 15, 2020 we would receive approximately $250,000,000 in gross proceeds, or approximately $244,950,000 in net proceeds. The actual proceeds to us will depend on the number of shares we sell and the price in such sales.

In connection with the sale of common stock on our behalf, BRFBR will be deemed to be an “underwriter” within the meaning of the Securities Act of 1933, as amended, and the compensation of BRFBR will be deemed to be underwriting commissions or discounts. We have agreed to provide indemnification and contribution to BRFBR against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

Investing in these securities involves a high degree of risk. See “RISK FACTORS” on page S-4.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement. Any representation to the contrary is a criminal offense.

B. RILEY FBR

The date of this Prospectus Supplement is May 18, 2020

TABLE OF CONTENTS

PROSPECTUS SUPPLEMENT

PROSPECTUS DATED March 11, 2020

ABOUT THIS PROSPECTUS SUPPLEMENT

This prospectus supplement and the accompanying prospectus relates to part of a “shelf” registration statement that was initially filed with the Securities and Exchange Commission (the “SEC” or “Commission”) on March 11, 2020. This prospectus supplement and the accompanying prospectus include or incorporate by reference important information about us, our common stock, and other matters you should know before investing. You should read both this prospectus supplement and the accompanying prospectus as well as additional information described under “Where You Can Find More Information” in this prospectus supplement before making an investment decision.

You should rely only on this prospectus supplement, the accompanying prospectus and the information incorporated or deemed to be incorporated by reference in this prospectus supplement, the accompanying prospectus or in any free writing prospectuses we provide you. We have not, and BRFBR has not, authorized anyone to provide you with information that is in addition to, or different from, that contained or incorporated by reference in this prospectus supplement, the accompanying prospectus or in any free writing prospectuses we have provided you. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and BRFBR is not, offering to sell securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained or incorporated by reference in this prospectus supplement or the accompanying prospectus is accurate as of any date other than as of the date of this prospectus supplement or the accompanying prospectus, as the case may be, or in the case of the documents incorporated by reference, the date of such documents regardless of the time of delivery of this prospectus supplement and the accompanying prospectus or any sale of our common stock. Our business, financial condition, liquidity, results of operations, and prospects may have changed since those dates.

Unless otherwise indicated or unless the context requires otherwise, all references in this prospectus supplement to “the Company,” “Novavax,” “we,” “us” and “our” refer to Novavax, Inc.

S-1

PROSPECTUS SUPPLEMENT SUMMARY

The following is a summary of selected information contained elsewhere or incorporated by reference in this prospectus supplement and the accompanying prospectus. It does not contain all of the information that you should consider before buying our securities. You should read this entire prospectus supplement and accompanying prospectus carefully, as well as the documents incorporated by reference and any free writing prospectuses we provide to you, including the information referred to under the heading “Risk Factors”.

NOVAVAX

Novavax is a late-stage biotechnology company that promotes improved global health through the discovery, development and commercialization of innovative vaccines to prevent serious infectious diseases and address urgent, global health needs. Our vaccine candidates, including our lead candidates, NanoFlu™ and ResVax™, and our recent coronavirus vaccine candidate, NVX-CoV2373, are genetically engineered, three-dimensional nanostructures of recombinant proteins critical to disease pathogenesis and may elicit differentiated immune responses, which may be more efficacious than naturally occurring immunity or traditional vaccines. Our technology targets a variety of infectious diseases. We are also developing proprietary immune stimulating saponin-based adjuvants at Novavax AB, our wholly owned Swedish subsidiary. Our lead adjuvant, Matrix-M™, has been shown to enhance immune responses and has been well-tolerated in multiple clinical trials.

Novavax was incorporated in 1987 under the laws of the State of Delaware. Our principal executive offices are located at 21 Firstfield Road, Gaithersburg, Maryland, 20878. Our telephone number is (240) 268-2000 and our website address is www.novavax.com. The information contained in, and that can be accessed through, our website is not incorporated into and does not form a part of this prospectus supplement.

Recent Developments

Between April 1, 2020 and May 12, 2020, we sold 4.8 million shares of our common stock resulting in $99.3 million in net proceeds at a weighted average sales price of $21.08 per share pursuant to our At Market Issuance Sales Agreement with B. Riley FBR, Inc., dated as of March 2, 2020 (the “March 2020 Sales Agreement”), fully utilizing the March 2020 Sales Agreement as of May 12, 2020.

S-2

THE OFFERING

The following summary contains basic information about our common stock and the offering and is not intended to be complete. It does not contain all the information that may be important to you. For a more complete understanding of our common stock, you should read the section of the accompanying prospectus entitled “Description of Our Capital Stock” and the documents referred to therein.

Issuer	Novavax, Inc.

Common stock offered	Up to $250,000,000 of common stock.

Manner of offering

Sales of shares of our common stock under this prospectus

supplement may be made by any method deemed to be an “at the market offering” as defined in Rule 415 under the Securities Act of

1933, as amended. BRFBR will make all sales using commercially reasonable efforts consistent with its normal trading and sales practices and applicable state and federal laws, rules and regulations and the rules of the Nasdaq Global Select Market. See “Plan of

Distribution.”

Use of proceeds

We intend to use the net proceeds from this offering for general corporate purposes, including but not limited to working capital,

capital expenditures, research and development expenditures, clinical trial expenditures, as well as acquisitions and other strategic purposes.

Risk factors

Your investment in our common stock involves substantial risks. You should consider the matters referred to under the heading “Risk

Factors”, including the risk factors incorporated by reference from our filings with the SEC.

Nasdaq ticker symbol	NVAX

S-3

RISK FACTORS

Investing in our securities involves a high degree of risk. For a discussion of the cautionary information you should carefully consider before deciding to purchase any of our securities, please review the risk factors included in the documents incorporated by reference in this prospectus supplement, including “Part I, Item 1A - Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2019, filed with the SEC on March 11, 2020, and “Part II, Item 1A - Risk Factors” in our most recent Quarterly Report on Form 10-Q for the period ended March 31, 2020, filed with the SEC on May 11, 2020, as well as any amendment or update to our risk factors reflected in subsequent filings with the SEC. The risks and uncertainties described in the documents incorporated by reference are not the only risks and uncertainties we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations. If negative events occur, our business, financial condition, results of operations, and prospects would suffer. In that event, the market price of our common stock could decline, and you may lose all or part of your investment in our common stock.

Risks Related to This Offering

Management will have broad discretion as to the use of the proceeds from this offering and may not use the proceeds effectively.

Because we have not designated the amount of net proceeds from this offering to be used for any particular purpose, our management will have broad discretion as to the application of the net proceeds from this offering and could use them for purposes other than those contemplated at the time of the offering. Our management may use the net proceeds for corporate purposes that may not improve our financial condition or market value.

You may experience immediate and substantial dilution.

The offering price per share in this offering may exceed the net tangible book value per share of our common stock. Assuming that an aggregate of 5,730,002 shares of our common stock are sold at a price of  $43.63 per share pursuant to this prospectus supplement, which was the last reported sale price of our common stock on the Nasdaq Global Select Market on May 15, 2020 we would receive aggregate gross proceeds of  approximately $250,000,000. After deducting commissions and estimated aggregate offering expenses payable by us, you would experience immediate dilution of  $(40.85) per share, representing a difference between our as adjusted net tangible book value per share as of March 31, 2020 after giving effect to this offering and the assumed offering price. The exercise of outstanding stock options and stock appreciation rights, vesting of restricted stock units and purchases under our employee stock purchase plan may result in further dilution of your investment. See the section entitled “Dilution” below for a more detailed illustration of the dilution you would incur if you participate in this offering.

S-4

USE OF PROCEEDS

From time to time, we may sell shares of our common stock pursuant to the sales agreement with BRFBR, which may result in aggregate gross proceeds of up to $250,000,000 and aggregate net proceeds of approximately $244,950,000. Because there is no minimum amount of shares of our common stock that must be sold pursuant to our sales agreement with BRFBR, the actual number of shares of our common stock sold and aggregate net proceeds to us are not presently determinable and may be substantially less than the amounts set forth above.

We intend to use the net proceeds from this offering for general corporate purposes, including but not limited to working capital, capital expenditures, research and development expenditures, clinical trial expenditures, as well as acquisitions and other strategic purposes.

S-5

DILUTION

If you invest in our common stock, your interest will be diluted to the extent of the difference between the price per share you pay in this offering and the net tangible book value per share of our common stock immediately after this offering. Our net tangible book value of our common stock as of March 31, 2020 was approximately $(79.0) million, or approximately $(1.47) per share of common stock based upon 53,854,913 shares outstanding. Net tangible book value per share is equal to our total tangible assets, less our total liabilities, divided by the total number of shares outstanding as of March 31, 2020. Assuming the shares available for sale pursuant to this prospectus supplement are sold at a purchase price of $43.63, the closing price of our common stock on May 15, 2020 and that the approximately 5,730,002 shares offered hereunder are sold, after giving effect to such sale, our as-adjusted net tangible book value would have been approximately $165.9 million, or approximately $2.78 per share of common stock based upon 59,584,915 shares outstanding. This represents an immediate increase in net tangible book value of $4.25 per share to our existing stockholders and an immediate dilution in net tangible book value of  $(40.85) per share to new investors. The following table illustrates this calculation on a per share basis:

Offering price per share		$43.63	(1)
Net tangible book value per share as of March 31, 2020	$(1.47)
Increase in net tangible book value per share attributable to the offering	$4.25
As-adjusted net tangible book value per share after giving effect to the offering		$2.78
Dilution in net tangible book value per share to new investors		$(40.85)

(1) Assuming a purchase price of $43.63, the closing price of our common stock on May 15, 2020.

The foregoing table excludes the following, each as of March 31, 2020:

•	3,875,655 shares of our common stock reserved for issuance upon the exercise of outstanding stock options and stock appreciation rights at a weighted average exercise price of $39.14 per share;

•	1,093,298 shares of our common stock reserved for issuance upon the vesting of restricted stock units;

•	276,043 shares of our common stock reserved for issuance under our Amended and Restated 2013 Employee Stock Purchase Plan; and

•	219,732 shares of our common stock reserved for future awards under our Amended and Restated 2015 Stock Incentive Plan, as amended.

S-6

PLAN OF DISTRIBUTION

We have entered into a sales agreement with B. Riley FBR, Inc., or BRFBR, under which we may sell an aggregate of up to $250,000,000 in gross proceeds of our common stock from time to time through or to BRFBR, as our agent or principal for the offer and sale of the common stock. The actual dollar amount and number of shares of common stock we sell pursuant to the sales agreement will be dependent on, among other things, market conditions and our fund raising requirements. BRFBR may sell the common stock by any method deemed to be an “at the market offering” as defined in Rule 415 of the Securities Act, as amended.

Each time that we wish to sell common stock under the sales agreement, we will provide BRFBR with a placement notice describing the number or dollar value of shares to be issued, the time period during which sales are requested to be made, any limitation on the number of shares that may be sold in any one day and any minimum price below which sales may not be made.

Upon receipt of a placement notice from us, and subject to the terms and conditions of the sales agreement, BRFBR has agreed to use its commercially reasonable efforts consistent with its normal trading and sales practices and applicable state and federal laws, rules and regulations, and the rules of the Nasdaq Global Select Market to sell such shares up to the amount specified. The settlement between us and BRFBR of each sale will occur on the second trading day following the date on which the sale was made or on some other date that is agreed upon by us and BRFBR in connection with a particular transaction. The obligation of BRFBR under the sales agreement to sell our common stock pursuant to a placement notice is subject to a number of conditions.

We will pay BRFBR a commission of up to 2.0% of the gross proceeds of the sale price per share. We estimate that the total expenses for the offering, excluding compensation and reimbursements payable to BRFBR under the terms of the sales agreement, will be approximately $50,000.

Based on the closing price of our common stock on May 15, 2020 because we are limited to the sale of common stock with gross proceeds aggregating $250,000,000, the maximum number of shares we could sell is approximately 5,730,002. If 5,730,002 shares of common stock were sold at $43.63, the closing sale price on May 15, 2020 we would receive approximately $250,000,000 in gross proceeds, or approximately $245,000,000 in proceeds, net of compensation and reimbursements payable to BRFBR. The actual proceeds to us will vary depending on the number of shares sold and the prices of such sales. Because there is no minimum offering amount required, the actual total may be substantially less than the maximum amount set forth above.

In connection with the sale of our common stock contemplated in this prospectus supplement, BRFBR will be deemed to be an “underwriter” within the meaning of the Securities Act of 1933, as amended, and the compensation paid to BRFBR will be deemed to be underwriting commissions or discounts. We have agreed to indemnify BRFBR against certain civil liabilities, including liabilities under the Securities Act of 1933, as amended.

Sales of our common stock as contemplated in this prospectus supplement will be settled through the facilities of The Depository Trust Company or by such other means as we and BRFBR may agree upon. There is no arrangement for funds to be received in escrow, trust or similar arrangement.

The offering of our common stock pursuant to the sales agreement will terminate on the earlier of (1) the sale of all of our common stock subject to the sales agreement, or (2) termination of the sales agreement by us or BRFBR.

This is a brief summary of the material provisions of the sales agreement and does not purport to be a complete statement of its terms and conditions. The sales agreement will be filed with the SEC and will be incorporated by reference into this prospectus supplement.

S-7

DIVIDEND POLICY

We have never paid cash dividends on our common stock. We currently anticipate that we will retain any earnings for use in the development of our business and do not anticipate paying any cash dividends in the foreseeable future.

S-8

LEGAL MATTERS

The validity of the shares of common stock offered by this prospectus supplement will be passed upon for us by Ropes & Gray LLP, Boston, Massachusetts. BRFBR is being represented in connection with this offering by Duane Morris LLP, New York, New York.

EXPERTS

The consolidated financial statements of Novavax, Inc. appearing in Novavax Inc.’s Annual Report (Form 10-K) for the year ended December 31, 2019, and the effectiveness of Novavax Inc.’s internal control over financial reporting as of December 31, 2019 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form S-3 with the SEC registering the offer and sale of our common stock offered by this prospectus supplement and the accompanying prospectus. This prospectus supplement and the accompanying prospectus do not include all of the information contained in the registration statement. You should refer to the registration statement, its exhibits and the information incorporated in this prospectus supplement and the accompanying prospectus for additional information.

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public from the SEC’s website at http://www.sec.gov.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC’s rules allow us to “incorporate by reference” information we have filed with the SEC, which means that we can disclose important information by referring you to those documents. The information incorporated by reference is a part of this prospectus supplement and the accompanying prospectus, and information that we file later with the SEC will automatically update and supersede the information included and/or incorporated by reference in this prospectus supplement and the accompanying prospectus. We incorporate by reference into this prospectus supplement the documents listed below and any future filings made by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (other than, in each case, any document or portion of a document that is deemed not to be filed) after the initial filing of the accompanying prospectus that contains this prospectus and prior to the time that we sell all of the securities offered by this prospectus supplement or otherwise terminate this offering:

•	our Annual Report on Form 10-K for the year ended December 31, 2019, filed with the SEC on March 11, 2020, as amended by the Form 10-K/A filed with the SEC on April 29, 2020;

•	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2020, filed with the SEC on May 11, 2020;

•	our Current Reports on Form 8-K, filed with the SEC on January 21, 2020, March 2, 2020, May 15, 2020 (solely with respect to Item 1.01) and May 18, 2020; and

•	the description of our common stock contained in the Registration Statement on Form 10 filed with the SEC on September 14, 1995, as amended by Exhibit 4.3 to our Annual Report on Form 10-K for the year ended December 31, 2019, filed with the SEC on March 11, 2020.

You may obtain documents incorporated by reference into this prospectus supplement at no cost by requesting them in writing or telephoning us at the following address:

Investor Relations
Novavax, Inc.
21 Firstfield Road
Gaithersburg, MD 20878
(240) 268-2000
ir@novavax.com

These filings are also made available, free of charge, on our website at www.novavax.com. The information contained in, and that can be accessed through, our website is not incorporated into and does not form a part of this prospectus supplement.

S-9

PROSPECTUS

Novavax, Inc.

Common Stock
Preferred Stock

Warrants
Units

We may issue and sell from time to time our common stock, preferred stock, warrants and/or units consisting of two or more of any such securities on terms to be determined at the time of sale. The preferred stock may be convertible into shares of our common stock, and the warrants may be exercisable for shares of our common stock or shares of our preferred stock. We may offer these securities separately or together in one or more offerings.

We will provide a prospectus supplement each time we issue securities, specifying the terms of the securities being sold as well as the terms of that offering.

You should read this prospectus and any prospectus supplement, including any information incorporated herein and therein by reference, carefully before you invest.

The securities may be sold directly by us, through dealers, agents or underwriters designated from time to time, or through any combination of these methods. If dealers, agents or underwriters are involved in a particular sale, we will disclose their names and the nature of our arrangements with them in the applicable prospectus supplement. The net proceeds we expect to receive from any sale also will be included in the applicable prospectus supplement.

Our common stock is traded on the Nasdaq Global Select Market, or Nasdaq, under the symbol “NVAX.” On March 6, 2020, the closing price of our common stock as reported on Nasdaq was $12.48 per share. None of the other securities offered under this prospectus are publicly traded.

Investing in these securities involves a high degree of risk. See “RISK FACTORS” on page 2.

This prospectus may not be used to offer or sell securities unless accompanied by a prospectus supplement for the securities being sold.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this Prospectus is March 11, 2020.

ABOUT THIS PROSPECTUS

This prospectus is part of a “shelf” registration statement that we filed with the Securities and Exchange Commission (the “SEC” or “Commission”) on March 11, 2020. By using a shelf registration statement, we may, from time to time, issue and sell an indeterminate amount of common stock, preferred stock, warrants and/or units consisting of our common stock, preferred stock and warrants in one or more offerings. Each time we sell any of our securities, we will provide a prospectus supplement that will contain more specific information about the offering and the terms of the securities being sold. We may also add, update or change in the prospectus supplement any of the information contained in this prospectus or the documents incorporated by reference.

This prospectus and the prospectus supplements provide you with a general description of the Company and our securities; for further information about our business and our securities, you should refer to the registration statement and the documents incorporated by reference, as described under the heading “Where You Can Find More Information.”

You should rely only on the information contained in this prospectus and in the applicable prospectus supplement (including in any documents incorporated by reference herein or therein). We have not authorized anyone to provide you with any different information. We are offering to sell our securities, and seeking offers to buy, only in jurisdictions where offers and sales are permitted. The information contained in this prospectus or in any prospectus supplement is accurate only as of the date of such document, and the information contained in any document incorporated herein or therein by reference is accurate only as of the date of such document incorporated by reference. Our business, financial condition, liquidity, results of operations, and prospects may have changed since those dates.

Unless otherwise indicated or unless the context requires otherwise, all references in this prospectus to “the Company,” “Novavax,” “we,” “us” and “our” refer to Novavax, Inc.

PROSPECTUS SUMMARY

The following is a summary of selected information contained elsewhere or incorporated by reference in this prospectus. It does not contain all of the information that you should consider before buying our securities. You should read this entire prospectus carefully, as well as any applicable prospectus supplement, the documents incorporated by reference into this prospectus, or the applicable prospectus supplement, and any free writing prospectus we have prepared, including the material referenced under the heading “Risk Factors”.

NOVAVAX

Novavax is a late-stage biotechnology company that promotes improved global health through the discovery, development and commercialization of innovative vaccines to prevent serious infectious diseases. Our vaccine candidates, including our lead candidates, NanoFluTM and ResVaxTM, are genetically engineered, three-dimensional nanostructures of recombinant proteins critical to disease pathogenesis and may elicit differentiated immune responses, which may be more efficacious than naturally occurring immunity or traditional vaccines. Our technology targets a variety of infectious diseases. We are also developing proprietary immune stimulating saponin-based adjuvants at Novavax AB, our wholly owned Swedish subsidiary. Our lead adjuvant, Matrix-M™, has been shown to enhance immune responses and has been well-tolerated in multiple clinical trials.

Novavax was incorporated in 1987 under the laws of the State of Delaware. Our principal executive offices are located at 21 Firstfield Road, Gaithersburg, Maryland, 20878. Our telephone number is (240) 268-2000 and our website address is www.novavax.com. The information contained in, and that can be accessed through, our website is not incorporated into and does not form a part of this prospectus.

RISK FACTORS

Investing in our securities involves a high degree of risk. For a discussion of the cautionary information you should carefully consider before deciding to purchase any of our securities, please review the risk factors included in the documents incorporated by reference in this prospectus, including “Part I, Item 1A - Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2019, filed with the SEC on March 11, 2020, as well as any amendment or update to our risk factors reflected in subsequent filings with the SEC. The risks and uncertainties described in that section and in the other documents incorporated by reference are not the only risks and uncertainties we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations. If negative events occur, our business, financial condition, results of operations, and prospects would suffer. In that event, the market price of our securities could decline, and you may lose all or part of your investment.

USE OF PROCEEDS

The use of proceeds from the disposition of securities covered by this prospectus will be as set forth in the applicable prospectus supplements.

PLAN OF DISTRIBUTION

General

We may sell the securities being offered hereby from time to time in one or more of the following ways:

•	through one or more underwriters;

•	through dealers, who may act as agents or principal (including in a block trade in which a broker or dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction);

•	directly to one or more counter-parties;

•	through agents;

•	through registered direct offerings;

•	as part of a collaboration with a third party;

•	as part of an acquisition or merger with a third party;

•	through at-the-market issuances;

•	in privately negotiated transactions; and

•	in any combination of these methods of sale.

We will set forth in a prospectus supplement the terms of the offering, including:

•	the name or names of any agents, underwriters or dealers;

•	the terms of the securities being offered, including the purchase price and the proceeds we will receive from the sale;

•	any underwriting discounts and commissions or agency fees and other items constituting underwriters’ or agents’ compensation;

•	any options under which underwriters may purchase additional securities from us; and

•	any discounts or concessions allowed or reallowed or paid to dealers.

The distribution of the securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to the prevailing market prices, or at negotiated prices.

Underwriters, dealers, and agents that participate in the distribution of the securities may be underwriters as defined in the Securities Act, and any discounts or commissions they receive from us and any profit on their resale of the securities may be treated as underwriting discounts and commissions under the Securities Act. We will identify in the applicable prospectus supplement any underwriters, dealers and agents and will describe their compensation. We may have agreements with underwriters, dealers and agents to indemnify them against specified civil liabilities, including liabilities under the Securities Act. Underwriters, dealers, and agents may engage in transactions with or perform services for us in the ordinary course of their businesses.

Underwriters

If underwriters are used in the sale, we will execute an underwriting agreement with those underwriters relating to the sale of the securities. Unless otherwise set forth in the applicable prospectus supplement, the obligations of the underwriters to purchase these securities will be subject to conditions, and the underwriters will be obligated to purchase all of the securities if any are purchased.

The securities subject to an underwriting agreement will be acquired by the underwriters for their own account and may be resold by them from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Underwriters may be deemed to have received compensation in the form of underwriting discounts or commissions and may also receive commissions from the purchasers of these securities for whom they may act as agent. Underwriters may sell these securities to or through dealers. These dealers may receive compensation in the form of discounts, concessions, or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agent. Any public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

Agents

We may designate agents who agree to solicit purchases for the period of their appointment or to sell securities on a continuing basis. Unless the prospectus supplement provides otherwise, agents will act on a best efforts basis for the period of their appointment. Agents may receive compensation in the form of commissions, discounts, or concessions from us. Agents may also receive compensation from the purchasers of the securities. Each particular agent will receive compensation from us in amounts negotiated in connection with the sale, which might be in excess of customary commissions.

Dealers

We may also sell securities to dealers acting as principals. If we sell our securities to a dealer as a principal, then the dealer may resell those securities to the public at varying prices to be determined by such dealer at the time of resale. The name of a dealer and the terms of the transactions will be set forth in the applicable prospectus supplement.

Direct Sales

We may also sell securities directly to one or more purchasers, in which case underwriters or agents would not be involved in the transaction.

Institutional Purchasers

Further, we may authorize agents, underwriters, or dealers to solicit offers by certain types of purchasers to purchase securities from us at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. We will describe the conditions to these contracts and the commissions we must pay for solicitation of these contracts in an applicable prospectus supplement.

Indemnification

We may indemnify underwriters, dealers, or agents who participate in the distribution of securities against certain liabilities, including liabilities under the Securities Act, and agree to contribute to payments which these underwriters, dealers, or agents may be required to make.

DESCRIPTION OF OUR CAPITAL STOCK

Set forth below is a summary of the material terms of our capital stock. This summary is not complete. We encourage you to read our Second Amended and Restated Certificate of Incorporation, as amended, and our Amended and Restated By-Laws, both of which are included as exhibits to the registration statement of which this prospectus is a part.

General

Our authorized capital stock consists of: (1) 600,000,000 shares of common stock, par value $0.01 per share, of which 51,528,841 shares were outstanding as of March 6, 2020, and (2) 2,000,000 shares of preferred stock, par value $0.01 per share, none of which were outstanding on March 6, 2020.

Common Stock

Holders of common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders and do not have cumulative voting rights.

Holders of our common stock are entitled to receive ratably such dividends, if any, as may be declared by the board of directors out of funds legally available therefor, subject to any preferential dividend rights of any outstanding preferred stock. Upon the liquidation, dissolution, or winding up of the Company, the holders of our common stock are entitled to receive ratably the net assets of the Company available after the payment of all debts and liabilities and subject to the prior rights of any outstanding preferred stock.

Holders of our common stock are not entitled to pre-emptive rights or any rights of conversion. Outstanding shares of our common stock are, and the shares covered by this prospectus would be expected to be, when issued, fully paid and nonassessable. The rights, preferences and privileges of holders of our common stock are subject to, and may be adversely affected by, the rights of holders of shares of any series of preferred stock which we may designate and issue in the future.

Our common stock is traded on the Nasdaq Global Select Market under the symbol “NVAX.” On March 6, 2020, the closing price of our common stock as reported on the Nasdaq Global Select Market was $12.48 per share.

The registrar and transfer agent for our common stock is Computershare Limited, 250 Royall Street, Canton, MA 02021.

Preferred Stock

The board of directors may, without further action by the stockholders, issue preferred stock in one or more series and fix the rights and preferences thereof. Our Second Amended and Restated Certificate of Incorporation grants the board of directors authority to issue preferred stock and to determine its rights and preferences without the need for further stockholder approval.

Examples of rights and preferences the board of directors may fix include dividend rates, conversion rights, voting rights, pre-emptive rights, terms of redemption (including sinking fund provisions), redemption prices, and liquidation preferences. The issuance of preferred stock, while providing desirable flexibility in connection with possible financings, could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring, a majority of our outstanding voting stock.

The terms of any particular series of preferred stock will be described in the prospectus supplement relating to the offering of shares of that particular series of preferred stock and may include, among other things:

•	the title and stated value;

•	the number of shares authorized;

•	the liquidation preference per share;

•	the purchase price;

•	the dividend rate, period and payment date, and method of calculation (including whether cumulative or non-cumulative), if any;

•	terms and amount of any sinking fund, if applicable;

•	provisions for redemption or repurchase, if applicable, and any restrictions on the ability of the Company to exercise such redemption and repurchase rights;

•	conversion rights and rates, if applicable, including the conversion price and how and when it will be calculated and adjusted;

•	voting rights, if any;

•	preemptive rights, if any;

•	restrictions on sale, transfer, and assignment, if any;

•	the relative ranking and preferences of the preferred stock; and

•	any other specific terms, rights or limitations of, or restrictions on, such preferred stock.

Provisions of our Second Amended and Restated Certificate of Incorporation, Amended and Restated By-laws, and Delaware Law

Certain provisions of our Second Amended and Restated Certificate of Incorporation and Amended and Restated By-Laws may be deemed to have an anti-takeover effect and may prevent, delay, or defer a tender offer or takeover attempt that a stockholder may deem in his, her, or its best interest. The existence of these provisions also could limit the price that investors might be willing to pay for our securities. Such provisions include:

Staggered Board, Removal of Directors, and Charter Amendments relating to the Board

Our Second Amended and Restated Certificate of Incorporation and Amended and Restated By-Laws provide for the division of our board of directors into three classes, with no one class having more than one more director than any other class, serving staggered three year terms. Our Second Amended and Restated Certificate of Incorporation provides that any amendments to the charter relating to the number, classes, election, term, removal, vacancies, and related provisions with respect to the board of directors may only be made by the affirmative vote of the holders of at least 75% of the shares of capital stock issued and outstanding and entitled to vote. These provisions may have the effect of making it more difficult for a third party to acquire control of the Company, or of discouraging a third party from attempting to acquire control of the Company.

Authorized but Unissued Shares

The authorized but unissued shares of our common stock and preferred stock are available for future issuance without stockholder approval, subject to any limitations imposed by the Nasdaq Stock Market. These additional shares may be utilized for a variety of corporate purposes. In particular, our board of directors could issue shares of preferred stock that could, depending on the terms of the series, impede the completion of a takeover effort. Our board of directors may determine that the issuance of such shares of preferred stock is in the best interest of the Company and our stockholders. Such issuance could discourage a potential acquiror from making an unsolicited acquisition attempt through which such acquiror may be able to change the composition of the board, including a tender offer or other transaction a majority of our stockholders might believe to be in their best interest or in which stockholders might receive a substantial premium for their stock over the then-current market price.

Advance Notice Requirements for Stockholder Proposals and Director Nominations

Our Amended and Restated By-Laws provide that a stockholder seeking to bring business before an annual meeting of stockholders, or to nominate candidates for election as directors, must provide timely notice of such stockholder’s intention in writing. To be timely, a stockholder nominating individuals for election to the Board of Directors or proposing business must provide advanced notice to the Company not less than 60 days nor more than 90 days prior to the anniversary date of the prior year’s annual meeting of stockholders or, in the case of any special meeting, not less than 60 days nor more than 90 days prior to the special meeting, unless, in the case of annual meeting, such meeting occurs more than 30 days before or after such anniversary date, or, in the case of a special meeting, such meeting occurs less than 100 days after notice or public disclosure of the date of the special meeting is given or made, in which cases notice will be timely if received not later than the close of business on the tenth day after the day on which notice or public announcement of the date of such meeting was made.

Limits on Ability of Stockholders to Act by Written Consent

Our Second Amended and Restated Certificate of Incorporation provides that our stockholders may not act by written consent. In addition, our Second Amended and Restated Certificate of Incorporation requires that special meetings of stockholders be called only by our board of directors, our chief executive officer, or our president if there is no chief executive officer. Further, business transacted at any special meeting of stockholders is limited to matters relating to the purpose or purposes stated in the notice of meeting. This limit on the ability of our stockholders to act by written consent or to call a special meeting may lengthen the amount of time required to take stockholder proposed actions.

Section 203 of the General Corporation Law of the State of Delaware

We are subject to Section 203 of the Delaware General Corporation Law. This statute regulating corporate takeovers prohibits a Delaware corporation from engaging in any business combination with an interested stockholder for three years following the date that the stockholder became an interested stockholder, unless:

•	prior to the date of the transaction, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•	upon completion of the transaction that resulted in the interested stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding (1) shares owned by persons who are directors and also officers, and (2) shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•	the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

Generally, a business combination includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. An interested stockholder is any person who, together with such person’s affiliates and associates (1) owns 15% or more of a corporation’s voting securities or (2) is an affiliate or associate of a corporation and was the owner of 15% or more of the corporation’s voting securities at any time within the three year period immediately preceding a business combination governed by Section 203. We expect the existence of this provision to have an anti-takeover effect with respect to transactions our board of directors does not approve.

DESCRIPTION OF WARRANTS

This description only summarizes the terms of warrants that we may offer under this prospectus and related warrant agreements and certificates. You should refer to the warrant agreement, including the form of warrant certificate representing the warrants, relating to the specific warrants being offered for complete terms, which would be provided at the time of such offering. Such warrant agreement, together with the warrant certificate, would be filed with the SEC in connection with the offering of the specific warrants.

We may issue warrants for the purchase of common or preferred stock. Warrants may be issued independently or together with common or preferred stock, and may be attached to or separate from any offered securities.

We may evidence a series of warrants by warrant certificates that we issue under a separate warrant agreement. We may enter into a warrant agreement with a warrant agent and, if so, we will indicate the name and address of the warrant agent in the applicable prospectus supplement relating to the particular series of warrants.

The particular terms of any series of warrants will be described in the prospectus supplement relating to the series. Those terms may include:

•	the title of such warrants;

•	the aggregate number of such warrants;

•	the price or prices at which such warrants will be issued;

•	the currency or currencies (including composite currencies) in which the price of such warrants may be payable;

•	the terms of the securities issuable upon exercise of such warrants and the procedures and conditions relating to the exercise of such warrants;

•	the price at which the securities issuable upon exercise of such warrants may be acquired;

•	the dates on which the right to exercise such warrants will commence and expire;

•	any provisions for adjustment of the number or amount of securities receivable upon exercise of the warrants or the exercise price of the warrants;

•	if applicable, the minimum or maximum amount of such warrants that may be exercised at any one time;

•	if applicable, the designation and terms of the securities with which such warrants are issued and the number of such warrants issued with each such security or principal amount of such security;

•	if applicable, the date on and after which such warrants and the related securities will be separately transferable;

•	information with respect to book-entry procedures, if any; and

•	any other terms of such warrants, including terms, procedures and limitations relating to the exchange or exercise of such warrants.

Each warrant will entitle its holder to purchase the number of shares of common or preferred stock at the exercise price set forth in, or calculable as set forth in, the applicable prospectus supplement. Unless we otherwise specify in the applicable prospectus supplement, holders of the warrants may exercise the warrants at any time up to the expiration date set forth in the applicable prospectus supplement. After the close of business on the expiration date, unexercised warrants will become void. We will specify the place or places where, and the manner in which, warrants may be exercised in the applicable prospectus supplement. We will set forth on the reverse side of the applicable certificate and in the applicable prospectus supplement the information that the holder of the warrant will be required to deliver upon exercise.

Prior to the exercise of any warrants to purchase preferred stock or common stock, holders of the warrants will not have any of the rights of holders of the preferred stock or common stock purchasable upon exercise, including the right to vote or to receive any payments of dividends.

DESCRIPTION OF OUR UNITS

We may issue units comprised of two or more of the other securities described in this prospectus in any combination. Each unit will be issued so that the holder of the unit is also the holder of each security included in the unit. Thus, the holder of a unit will have the rights and obligations of a holder of each included security. The units may be issued under unit agreements to be entered into between us and a bank or trust company, as unit agent, as detailed in the prospectus supplement relating to units being offered. The prospectus supplement will describe:

•	the designation and terms of the units and of the securities comprising the units, including whether and under what circumstances the securities comprising the units may be held or transferred separately;

•	a description of the terms of any unit agreement governing the units;

•	a description of the provisions for the payment, settlement, transfer, or exchange of the units; and

•	whether the units will be issued in fully registered or global form.

DIVIDEND POLICY

We have never paid cash dividends on our common stock. We currently anticipate that we will retain any earnings for use in the development of our business and do not anticipate paying any cash dividends in the foreseeable future.

LEGAL MATTERS

Unless the applicable prospectus supplement indicates otherwise, our counsel Ropes & Gray LLP, Boston Massachusetts, will pass upon the validity of the securities offered by this prospectus.

EXPERTS

The consolidated financial statements of Novavax, Inc. appearing in Novavax Inc.’s Annual Report (Form 10-K) for the year ended December 31, 2019, and the effectiveness of Novavax Inc.’s internal control over financial reporting as of December 31, 2019 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form S-3 with the SEC registering the offer and sale of our securities offered by this prospectus. This prospectus does not include all of the information contained in the registration statement. You should refer to the registration statement, its exhibits, and the information incorporated in this prospectus for additional information.

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public from the SEC’s website at http://www.sec.gov.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC’s rules allow us to “incorporate by reference” information we have filed with the SEC, which means that we can disclose important information by referring you to those documents. The information incorporated by reference is a part of this prospectus, and information that we file later with the SEC will automatically update and supersede the information included and/or incorporated by reference in this prospectus. We incorporate by reference into this prospectus the documents listed below and any future filings made by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (other than, in each case, any document or portion of a document that is deemed not to be filed) after the initial filing of the registration statement that contains this prospectus and prior to the time that we sell all of the securities offered by this prospectus:

•	Part III of our Annual Report on Form 10-K for the year ended December 31, 2018, filed with the SEC on March 18, 2019, as amended on April 30, 2019, and our Annual Report on Form 10-K for the year ended December 31, 2019, filed with the SEC on March 11, 2020;

•	our Current Reports on Form 8-K, filed with the SEC on January 21, 2020 and March 2, 2020; and

•	the description of our common stock contained in the Registration Statement on Form 10 filed with the SEC on September 14, 1995, including any amendments or reports filed for the purpose of updating such description.

You may obtain documents incorporated by reference into this prospectus at no cost by requesting them in writing or telephoning us at the following address:

Investor Relations
Novavax, Inc.
21 Firstfield Road
Gaithersburg, MD 20878
(240) 268-2000
ir@novavax.com

These filings are also made available, free of charge, on our website at www.novavax.com. The information contained in, and that can be accessed through, our website is not incorporated into and does not form a part of this prospectus.

$250,000,000

Common Stock

PROSPECTUS SUPPLEMENT

B. RILEY FBR

May 18, 2020